Exhibit 3.168

CERTIFICATE OF

LIMITED PARTNERSHIP

OF

CIVF I - TX1B01 & B02, M02-M05, W04, W07-W10, L.P.

This Certificate of Limited Partnership of CIVF I – TX1B0l & B02, M02-M05, W04, W07-W10, L P., dated as of July 1, 2004, is being duly executed and filed by CIVF I - TX GP, LLC, a Delaware limited liability company, as its sole general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.).

1.	Name: The name of the limited partnership formed hereby is CIVF I - TX1B01 & B02, M02-M05, W04, W07-W10, L.P. (the “Partnership”).

2.	Registered Office: The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

3.	Registered Agent: The name and address of the registered agent for service of process on the Partnership in the State of Delaware is: The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

4.	General Partners: The name and mailing address of the sole General Partner of the Partnership is:

CIVFI-TX GP, LLC

c/o Cabot Properties

One Beacon Street

Boston, Massachusetts 02108

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first-above written.

CIVF I - TX GP, LLC, a Delaware limited liability company, its general partner

By:	Cabot Industrial Value Fund, L P., a Delaware limited partnership, its sole member

	By:	Cabot Industrial Value Fund Manager, LLC, a Massachusetts limited liability company, its sole general partner

		By:	Cabot Properties, Inc., a Massachusetts corporation, its manager

			By:	/s/ Mark Bechard
Mark Bechard Senior Vice President